SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934.

Date of Report:	February 18, 2014

Omagine, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-17264	20-2876380
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

350 Fifth Avenue, 48th Floor, New York, N.Y.	10118
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(212) 563-4141

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act;
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act;
[ ]	Pre-commencement communication pursuant to rule 14d-2(b) under the Exchange Act;
[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01 - Other Events

In a continuing effort to provide maximum visibility into the DA signing process currently underway, Omagine, Inc. (the "Company") is providing the following information in order to keep its shareholders informed of the Company’s activities regarding the Development Agreement (“DA”) for the Omagine Project in Oman.

The Omagine Project is planned to be developed on a one million square meter plot of beachfront land (equal to approximately 245 acres) facing the Gulf of Oman just west of the capital city of Muscat (the "Omagine Site").

In a meeting last Thursday (February 13, 2014), the Ministry of Tourism (“MOT”) proposed a slight variation to the boundaries of the Omagine Site wherein such boundaries would be extended in one direction and contracted by a like amount in another direction thereby accommodating the Government and maintaining the location and unified plot size of one million square meters (the “New Boundaries”). Company management wished to consider these New Boundaries for a few days and promised to give MOT a decision by Monday, February 17, 2014.

On Monday, February 17, 2014, the Company’s president, Frank J. Drohan, informed His Excellency Ahmed bin Nasser Al-Mehrizi, the Minister of Tourism of Oman that Omagine LLC accepts and agrees to the New Boundaries.

On Tuesday, February 18, 2014, Omagine LLC delivered copies of the final Omagine DA (including all Schedules) to Dr. Saleh A-Shaaibi, the Director General of Planning at MOT.  The DA copies delivered to MOT highlighted the “marked & tracked” changes to the DA required by our most recent agreements with MOT (the “DA Changes”). The DA Changes (to which MOT has already verbally agreed) are very few, and very minor and we expect a rapid MOT review of such DA Changes.

In order to move forward and sign the DA, it is now only necessary that MOT (i) approve the DA Changes, and (ii) supply us with a new land deed from the Ministry of Housing showing the New Boundaries of the Omagine Site.

Given the Minister of Tourism’s stated enthusiasm for signing the DA as soon as possible, management expects that it will be signed within the next two weeks - but cautions - based on our past experience - that such timing may be later. Management however, has a very high degree of certainty in its belief at this time that the Omagine Development Agreement will be signed in the very near term.

Management considers that the signing of the DA with MOT is the single most material event for the Company at this time. For the past many months management has continued to update its shareholders with an unusually high level of detail about its ongoing efforts to get the DA signed. Management elected to provide these unusually detailed disclosures because we determined, in view of the extraordinary delays encountered with MOT in the past, that our shareholders were entitled to be transparently aware in great detail of the progress or lack thereof that was being made toward a DA signing.

While the Company will continue to disclose all significant and material events as required, management has now determined that it is no longer necessary for the Company to provide such highly detailed granular level shareholder updates as has been its immediate past practice.

Forward Looking Statements

Certain statements made in this report on Form 8-K are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from the future results implied by such forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements – including management’s present expectation and belief that the Development Agreement and the Usufruct Agreement will be signed by Omagine LLC and the Government - are based on reasonable assumptions, the Company's actual results could differ materially from those set forth or implied in such forward-looking statements. Factors that could cause such differences include but are not limited to the uncertainty of success associated with Omagine LLC’s ongoing efforts (as described in our previous SEC Reports) to sign the Development Agreement and the Usufruct Agreement with the Government of the Sultanate of Oman.

Item 9.01  Financial Statements and Exhibits

(a)           Not applicable
(b)           Not applicable
(c)           Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 18, 2014
Omagine, Inc.
(Registrant)

By:	/s/ Frank J. Drohan
Frank J. Drohan
Chairman of the Board,
President and Chief
Executive Officer

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